CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Bell Atlantic - Washington, D.C., Inc., on Form S-3 (File No. 33-53234) of our report dated February 9, 1998, on our audits of the financial statements and financial statement schedule of the Company as of December 31, 1997 and December 31, 1996, and for each of the three years in the period ended December 31, 1997, which report is incorporated by reference in this Registration Statement on Form S-3.




/s/ PricewaterhouseCoopers LLP



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New York, New York
September 30, 1998